Exhibit 2.2

DISTRIBUTION AGREEMENT

by and between

FORTUNE BRANDS, INC.

and

ACCO WORLD CORPORATION

March 15, 2005

i

ii

SCHEDULES

Schedule 1.01(a)	ACCO Former Businesses
Schedule 1.01(b)	ACCO Financial Instruments
Schedule 1.01(c)	Amended By-Laws
Schedule 1.01(d)	Restated Certificate of Incorporation
Schedule 1.01(e)	Fortune Former Businesses
Schedule 1.01(f)	Fortune Financial Instruments
Schedule 1.01(g)	Related Party Agreements
Schedule 2.06(a)	Continuing Directors and Officers

iii

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT (this “Agreement”), dated as of March 15, 2005, by and between FORTUNE BRANDS, INC., a Delaware corporation (“Fortune”), and ACCO WORLD CORPORATION, a Delaware corporation (“ACCO”).

W I T N E S S E T H

WHEREAS, Fortune, ACCO, Gemini Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of ACCO (“Acquisition Sub”), and General Binding Corporation, a Delaware corporation (“GBC”), have entered into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), providing for, among other things, the merger of Acquisition Sub with and into GBC, with GBC being the surviving corporation (the “Merger”);

WHEREAS, it is a condition to the Merger that, prior to the Effective Time (as defined in the Merger Agreement), the Distribution (as defined herein) be completed;

WHEREAS, subject to the terms and conditions contained herein, immediately prior to the Effective Time, Fortune shall distribute to the holders of shares of Common Stock, par value $3.125 per share, of Fortune (“Fortune Common Stock”), other than shares held in the treasury of Fortune, on a pro rata basis as provided for herein, all of the shares of ACCO Common Stock (as defined herein) owned by Fortune (the “Distribution”);

WHEREAS, Fortune and ACCO have determined that it is appropriate and desirable to set forth the principal corporate transactions required to effect the Distribution and certain other agreements that will govern certain matters relating to the Distribution and the relationship of Fortune, ACCO and the respective members of the Fortune Group and the ACCO Group (each as defined herein) following the Distribution; and

WHEREAS, the parties to this Agreement intend that the Distribution qualify under Section 355 of the Code (as defined herein) as a spin-off and that the Merger qualify under Section 368 of the Code as a reorganization.

NOW, THEREFORE, in consideration of the premises and of the respective agreements and covenants contained in this Agreement, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“ACCO” shall have the meaning set forth in the preamble.

“ACCO Board” means the Board of Directors of ACCO.

“ACCO Business” means (a) the businesses engaged in immediately prior to the Time of Distribution by ACCO and its Subsidiaries, (b) Former Businesses of ACCO and its Subsidiaries, including the Former Businesses set forth on Schedule 1.01(a), and (c) activities related to the foregoing.

“ACCO Cash” means the value of all cash, cash on hand, cash equivalents, funds, certificates of deposit, similar instruments and travelers checks held by ACCO and its Subsidiaries (including non-US Subsidiaries) as of the close of business on the day immediately preceding the date hereof, determined without reference to whether or not amounts represented as held by ACCO and its Subsidiaries as balances in bank accounts have cleared, have been presented for payment and/or are available for withdrawal.

“ACCO Common Stock” means the Common Stock, par value $1.00 per share, of ACCO, which following the consummation of the actions contemplated by Section 2.05 will have a par value of $.01 per share.

“ACCO Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the ACCO Business set forth on Schedule 1.01(b) under which any member of the Fortune Group has any primary, secondary, contingent, joint, several or other Liability after the Time of Distribution.

“ACCO Group” means ACCO and its Subsidiaries.

“ACCO Indemnitees” means each member of the ACCO Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“ACCO Liabilities” means (a) all Liabilities of any member of the ACCO Group under, or for which any member of the ACCO Group is expressly made responsible pursuant to, any Transaction Agreement to which it is or becomes a party, including the breach by any member of the ACCO Group of any agreement or covenant contained therein that does not by its express terms expire at the Time of Distribution, and (b) all Liabilities of Fortune or any of its Subsidiaries (including members of the ACCO Group) to the extent based upon, arising out of or relating to the ACCO Business (other than Liabilities for which Fortune has an obligation to indemnify ACCO pursuant to the Environmental Indemnification Agreement, dated as of March 15, 2005, between Fortune and ACCO).

“ACCO Option Dilution Amount” means the amount of dilution of ACCO Common Stock that would be attributed to Fortune Converted Options, calculated according to the treasury method and using an implied price for ACCO Common Stock equal to the GBC/ACCO Implied Market Price and assuming the conversion of all Fortune Options into Fortune Converted Options in accordance with Section 2.7 of the Merger Agreement, it being understood that, in accordance with the treasury method, no dilution shall be attributable to Fortune Converted Options that, based on the foregoing assumptions, will have an exercise price that is less than the GBC/ACCO Implied Market Price.

“Acquisition Sub” shall have the meaning set forth in the recitals.

“Action” means, with respect to any Person, any actual or threatened action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Entity or any claims or other legal matters that have been asserted by or against such Person.

“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person; provided, however, that for purposes of the Transaction Agreements, following the Time of Distribution, no member of either Group shall be deemed to be an Affiliate of any member of the other Group. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Ancillary Agreements” means, collectively, the Employee Matters Agreement, the Fortune/ACCO Tax Allocation Agreement and the Transition Services Agreement.

“Applicable Laws” shall have the meaning set forth in the Merger Agreement.

“By-Laws” means ACCO’s amended by-laws substantially in the form attached hereto as Schedule 1.01(c).

“Certificate of Incorporation” means ACCO’s restated certificate of incorporation substantially in the form attached hereto as Schedule 1.01(d).

“Claims Administration” means the processing of claims made under Policies, including the reporting of claims to the insurance carrier, management and defense of claims, and providing for appropriate releases upon settlement of claims.

“Claims Made Policies” shall have the meaning set forth in Section 5.01(b).

“Code” means the Internal Revenue Code of 1986, as amended, or any successor legislation.

“Contracts” means all agreements, real estate and other leases, contracts (including employee contracts), licenses, memoranda of understanding, letters of intent, sales orders, purchase orders, open bids and other commitments, including in each case, all amendments, modifications and supplements thereto and waivers and consents thereunder.

“Data and Records” means financial, accounting, corporate, operating, design, manufacturing, test and other data and records (in each case, in whatever form or medium, including electronic media), including books, records, notes, sales and sales promotional material and data, advertising materials, credit information, cost and pricing information, customer, supplier and agent lists, other records pertaining to customers, business plans, reference catalogs, payroll and personnel records and procedures, research and development files, sales order files, litigation files, minute books, stock ledgers, stock transfer records and other similar data and records.

“Distribution” shall have the meaning set forth in the recitals.

“Distribution Agent” means the distribution agent selected by Fortune to distribute ACCO Common Stock in connection with the Distribution.

“Distribution Date” means the date determined by the Fortune Board in accordance with Section 3.01 as the date as of which the Distribution will be effected.

“Distribution Date Intercompany Loan Balance” means the aggregate amounts outstanding and owed by the Fortune Group to the ACCO Group under intercompany cash management loan accounts between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, immediately prior to cancellation thereof pursuant to Section 2.04(b)(i).

“Distribution Ratio” means the quotient of (a) the aggregate number of Distribution Shares divided by (b) the Fortune Shares Outstanding.

“Distribution Shares” means the ACCO Common Stock owned by Fortune immediately following consummation of the actions contemplated by Section 2.01.

“Effective Time” shall have the meaning set forth in the Merger Agreement.

“Employee Matters Agreement” means the Employee Matters Agreement substantially in the form attached to the Merger Agreement as Exhibit G.

“Former Business” means any corporation, partnership, entity, division, business unit, business, assets, plants, product line, operations or contract (including any assets and liabilities comprising the same) that has been sold, conveyed, assigned, transferred or otherwise disposed of or divested (in whole or in part) or the operations, activities or production of which has been discontinued, abandoned, completed or otherwise terminated (in whole or in part).

“Fortune” shall have the meaning set forth in the preamble.

“Fortune Board” means the Board of Directors of Fortune or a duly authorized committee thereof.

“Fortune Business” means (a) the businesses (other than the ACCO Business) engaged in immediately prior to the Time of Distribution by Fortune and the Fortune Subsidiaries (other than ACCO and its Subsidiaries), (b) Former Businesses of Fortune and the Fortune Subsidiaries (other than ACCO and its Subsidiaries), including Former Businesses set forth on Schedule 1.01(e), and (c) activities related to the foregoing.

“Fortune Common Stock” shall have the meaning set forth in the recitals.

“Fortune Converted Option” shall have the meaning set forth in the Merger Agreement.

“Fortune Credited Cash” means the remainder of (a) the sum of (i) the Signing Date Intercompany Loan Balance plus (ii) the ACCO Cash, minus (b) the sum of (i) $10,000,000 plus (ii) the Incentive Payments Amount.

“Fortune Financial Instruments” means all credit facilities, guaranties, foreign currency forward exchange contracts, comfort letters, letters of credit and similar instruments related to the Fortune Business under which any member of the ACCO Group has any primary, secondary, contingent, joint, several or other Liability after the Time of Distribution, including those set forth on Schedule 1.01(f).

“Fortune Group” means Fortune and the Fortune Subsidiaries.

“Fortune Indemnitees” means each member of the Fortune Group and each of their respective Representatives and each of the heirs, executors, successors and assigns of any of the foregoing.

“Fortune Liabilities” means (a) all Liabilities of any member of the Fortune Group under, or for which any member of the Fortune Group is expressly made responsible pursuant to, any Transaction Agreement to which it is or becomes a party, including the breach by any member of the Fortune Group of any agreement or covenant contained therein that does not by its express terms expire at the Time of Distribution, and (b) all Liabilities of Fortune or any of its Subsidiaries (including members of the ACCO Group) to the extent based upon, arising out of or relating to the Fortune Business.

“Fortune Option” shall have the meaning set forth in the Merger Agreement.

“Fortune Shares Outstanding” means the aggregate number of shares of Fortune Common Stock outstanding as of the Record Date (excluding treasury shares held by Fortune).

“Fortune Subsidiary” means each Subsidiary of Fortune other than ACCO and its Subsidiaries.

“Fortune/ACCO Tax Allocation Agreement” means the Fortune/ACCO Tax Allocation Agreement substantially in the form attached to the Merger Agreement as Exhibit E.

“Fortune Trademarks” shall have the meaning set forth in Section 5.02(c).

“GBC” shall have the meaning set forth in the recitals.

“GBC/ACCO Implied Market Price” means the volume weighted average of the trading price per share of the GBC Common Stock as reported on Nasdaq on the fifth full Nasdaq trading day preceding the Distribution Date.

“GBC Common Stock” means the Common Stock, par value $0.125 per share, of GBC.

“GBC Fully Diluted Shares” means the number of fully diluted shares of GBC Common Stock outstanding at the Effective Time (including in respect of GBC Class B Common Stock, options to purchase GBC Common Stock and GBC Restricted Stock Units (each as defined in the Merger Agreement)), calculated according to the treasury method and using an implied price for GBC Common Stock equal to the GBC/ACCO Implied Market Price, it being understood that, in accordance with the treasury method, no dilution shall be attributable to options to purchase GBC Common Stock that have an exercise price that is less than the GBC/ACCO Implied Market Price.

“Governmental Entity” shall have the meaning set forth in the Merger Agreement.

“Group” means the Fortune Group or the ACCO Group, as applicable.

“Incentive Payments Amount” means the aggregate amount paid after the date hereof and prior to the Time of Distribution to employees of the ACCO Group under and in accordance with the Day-Timers Special Incentive Plan and the ACCO Senior Management Incentive Plan and any Taxes incurred in respect of such payments.

“Indemnifiable Losses” means any and all losses, Liabilities, claims, damages, deficiencies, obligations, fines, payments, Taxes, Liens, costs and expenses, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, known or unknown, whenever arising and whether or not resulting from Third Party Claims (including the costs and expenses of any and all Actions; all amounts paid in connection with any demands, assessments, judgments, settlements and compromises relating thereto; interest and penalties with respect thereto; out-of-pocket expenses and reasonable attorneys’, accountants’ and other experts’ fees and expenses reasonably incurred in investigating, preparing for or defending against any such Actions or in asserting, preserving or enforcing an Indemnitee’s rights hereunder; and any losses that may result from the granting of injunctive relief as a result of any such Actions).

“Indemnifying Party” shall have the meaning set forth in Section 4.04(a).

“Indemnitee” means any of the Fortune Indemnitees or the ACCO Indemnitees who or which is entitled to seek indemnification under this Agreement.

“Indemnity Reduction Amounts” shall have the meaning set forth in Section 4.04(a).

“Information” means all records, books, contracts, instruments, computer data and other data and information (in each case, in whatever form or medium, including electronic media).

“Information Statement” means the information statement with respect to ACCO and the Distribution sent to holders of Fortune Common Stock in connection with the Distribution.

“Injunction” shall have the meaning set forth in the Merger Agreement.

“Insurance Proceeds” means monies (a) received by an insured from an insurance carrier, (b) paid by an insurance carrier on behalf of an insured or (c) received from any third party in the nature of insurance, contribution or indemnification in respect of any Liability.

“Liabilities” means any and all claims, debts, liabilities, commitments and obligations of whatever nature, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or not accrued, known or unknown, due or to become due, whenever or however arising (including those arising out of any Contract or tort, whether based on negligence, strict liability or otherwise) and whether or not the same would be required by generally accepted accounting principles to be reflected as a liability in financial statements or disclosed in the notes thereto, including all costs and expenses relating thereto.

“Lien” means any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever.

“Merger” shall have the meaning set forth in the recitals.

“Merger Agreement” shall have the meaning set forth in the recitals.

“Nasdaq” means The Nasdaq Stock Market, Inc.

“Occurrence Basis Policies” shall have the meaning set forth in Section 5.01(b).

“Person” shall have the meaning set forth in the Merger Agreement.

“Policies” means all insurance policies, insurance contracts and claim administration contracts of any kind of the Fortune Group and their predecessors which were or are in effect at any time at or prior to the Time of Distribution (other than insurance policies, insurance contracts and claim administration contracts established in contemplation of the Distribution and the Merger to cover only ACCO and its Subsidiaries after the Time of Distribution), including primary, excess and umbrella, commercial general liability, fiduciary liability, product liability, automobile, aircraft, property and casualty, business interruption, directors and officers liability, employment practices liability, workers’ compensation, crime, errors and omissions, special accident, cargo and employee dishonesty insurance policies and captive insurance company arrangements, together with all rights, benefits and privileges thereunder.

“Post-Closing ACCO Shares Outstanding” means the quotient of (i) the GBC Fully Diluted Shares divided by (ii) 0.34.

“Pre-Distribution ACCO Shares Outstanding” means the remainder of (a) the product of (i) 0.66, multiplied by (ii) the Post-Closing ACCO Shares Outstanding, minus (b) the ACCO Option Dilution Amount.

“Privileged Information” means, with respect to either Group, Information regarding a member of such Group, or any of its operations, employees, assets or Liabilities (whether in documents or stored in any other form or known to its employees or agents) that is or may be protected from disclosure pursuant to the attorney-client privilege, the work product doctrine or other applicable privileges, that a member of the other Group has or may come into possession of or has obtained or may obtain access to pursuant to this Agreement or otherwise.

“Record Date” means 11:57 p.m. Eastern Time on the Distribution Date.

“Related Party Agreements” means any Contract between the ACCO Group, on the one hand, and the Fortune Group, on the other hand, other than the Merger Agreement and the Transaction Agreements, any Contract contemplated thereby and any Contracts set forth on Schedule 1.01(g) hereto.

“Representative” means, with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.

“Sell-off Period” shall have the meaning set forth in Section 5.02(c).

“Shared Policies” means all Policies which include any member of the ACCO Group and/or the ACCO Business within the definition of the named insured.

“Signing Date Intercompany Loan Balance” means the aggregate amounts outstanding and owed by the Fortune Group to the ACCO Group as of the close of business on the day immediately preceding the date hereof under intercompany cash management loan accounts between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand.

“Special Dividend” means a dividend to be paid by ACCO in an aggregate amount equal to $625,000,000, payable in one or more promissory notes of ACCO.

“Special Dividend Record Date” shall have the meaning set forth in Section 2.02.

“Subsidiary” shall have the meaning set forth in the Merger Agreement; provided, however, that (except as specifically noted herein) for purposes of this Agreement, none of ACCO or any of its Subsidiaries shall be deemed to be a Subsidiary of Fortune.

“Tax” and “Taxes” shall have the meaning set forth in the Fortune/ACCO Tax Allocation Agreement.

“Third Party Claim” shall have the meaning set forth in Section 4.05(a).

“Time of Distribution” means 11:58 p.m. Eastern Time on the Distribution Date.

“Transaction Agreements” means, collectively, this Agreement and each Ancillary Agreement.

“Transition Agreement” means the Transition Services Agreement to be entered into between Fortune and ACCO with respect to the services set forth on Exhibit F to the Merger Agreement.

ARTICLE II

ACTIONS PRIOR TO THE DISTRIBUTION

Section 2.01 ACCO Recapitalization. Prior to the Time of Distribution, Fortune and ACCO will take all actions necessary to increase the outstanding shares of ACCO Common Stock so that, immediately prior to the Time of Distribution, ACCO will have an aggregate number of shares of ACCO Common Stock outstanding equal to the Pre-Distribution ACCO Shares Outstanding.

Section 2.02 Special Dividend. The ACCO Board will establish a special dividend record date (the “Special Dividend Record Date”) that precedes the consummation of the actions contemplated by Section 2.01 and will authorize ACCO to pay the Special Dividend immediately prior to the Time of Distribution to holders of record of ACCO Common Stock as of the Special Dividend Record Date. Fortune and ACCO each represents that ACCO will lawfully declare and pay the Special Dividend in accordance with the Delaware General Corporation Law. Declaration and payment of the Special Dividend is intended to be independent of the transactions contemplated by Section 2.04 and shall have no effect on and shall not be affected by such transactions.

Section 2.03 Financial Instruments.

(a) ACCO will, at its expense, take or cause to be taken all actions, and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the Fortune Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities in respect of ACCO Financial Instruments to the extent related to the ACCO Group or the ACCO Business (it being understood that all such Liabilities in respect of ACCO Financial Instruments are ACCO Liabilities).

(b) Fortune will, at its expense, take or cause to be taken all actions, and enter into (or cause its Subsidiaries to enter into) such agreements and arrangements, as shall be necessary to effect the release of and substitution for each member of the ACCO Group, as of the Time of Distribution, from all primary, secondary, contingent, joint, several and other Liabilities, if any, in respect of Fortune Financial Instruments to the extent related to the Fortune Group or the Fortune Business (it being understood that all such Liabilities in respect of Fortune Financial Instruments are Fortune Liabilities).

(c) The parties’ obligations under this Section 2.03 will continue to be applicable to all ACCO Financial Instruments and Fortune Financial Instruments identified at any time by Fortune or ACCO, whether before, at or after the Time of Distribution.

Section 2.04 Related Party Agreements; Intercompany Accounts.

(a) Prior to the Time of Distribution, Fortune and ACCO shall terminate any Related Party Agreements.

(b) (i) Effective immediately prior to the Time of Distribution, all intercompany cash management loan balances between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, shall be canceled, subject to any payments that may be required pursuant to this Section 2.04(b).

(ii) If the Distribution Date Intercompany Loan Balance exceeds the Fortune Credited Cash, then Fortune will pay to ACCO the amount by which the Distribution Date Intercompany Loan Balance exceeds the Fortune Credited Cash. If the Fortune Credited Cash exceeds the Distribution Date Intercompany Loan Balance, then ACCO will pay to Fortune the amount by which the Fortune Credited Cash exceeds the Distribution Date Intercompany Loan Balance.

(iii) Any payment required under Section 2.04(b)(ii) above will bear interest from the Distribution Date to the date of payment (calculated based on actual days elapsed in a 365-day year) at a rate per annum equal to the six month LIBOR rate published in the Wall Street Journal, Eastern Edition, on the Distribution Date. Any such payment will be made (together with such interest) within ten Business Days after the Distribution Date by wire transfer of immediately available funds to a bank account designated in writing by Fortune or ACCO, as the case may be.

(iv) ACCO and Fortune acknowledge that the provisions of this Section 2.04(b) are intended to implement the agreement of the parties that (A) cash generated by the ACCO Group prior to the date hereof is for the benefit of ACCO’s stockholders as of the date hereof and (B) cash generated by the ACCO Group from the date hereof through the Time of Distribution is for the benefit of ACCO and ACCO’s stockholders following the Distribution. Liability for taxes in respect of cash and earnings of ACCO during each such period is addressed in the Fortune/ACCO Tax Allocation Agreement. ACCO and Fortune further acknowledge that prior to the Time of Distribution they may cause ACCO Cash (including ACCO Cash held by non-US Subsidiaries of ACCO) to be transferred to Fortune provided that applicable intercompany cash management loan accounts between Fortune and its Subsidiaries, on one hand, and ACCO and its Subsidiaries, on the other hand, are adjusted accordingly.

Section 2.05 ACCO Certificate of Incorporation and By-Laws. Prior to the Time of Distribution and prior to the consummation of the transactions contemplated by Section 2.01, (a) the ACCO Board will (i) approve the Certificate of Incorporation and will cause the same to be filed with the Secretary of State of the State of Delaware and (ii) adopt the By-Laws and (b) Fortune and ACCO will take such action as is necessary to cause to be approved the Certificate of Incorporation in accordance with the Delaware General Corporation Law.

Section 2.06 Resignations; Transfer of Stock Held as Nominee.

(a) Fortune will cause all of its employees and directors and all of the employees and directors of each other member of the Fortune Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of ACCO or any other member of the ACCO Group on which they serve, and from all positions as officers of ACCO or any other member of the ACCO Group in which they serve, except as otherwise specified on Schedule 2.06(a). ACCO will cause all of its employees and directors and all of the employees and directors of each other member of the ACCO Group to resign, effective not later than the Time of Distribution, from all boards of directors or similar governing bodies of Fortune or any other member of the Fortune Group on which they serve, and from all positions as officers of Fortune or any other member of the Fortune Group in which they serve, except as otherwise specified on Schedule 2.06(a).

(b) Fortune will cause each of its employees, and each of the employees of the other members of the Fortune Group, who holds stock or similar evidence of ownership of any ACCO Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by ACCO to be such nominee as of and after the Time of Distribution. ACCO will cause each of its employees, and each of the employees of the other members of the ACCO Group, who holds stock or similar evidence of ownership of any Fortune Group entity as nominee for such entity pursuant to the laws of the country in which such entity is located to transfer such stock or similar evidence of ownership to the Person so designated by Fortune to be such nominee as of and after the Time of Distribution.

(c) Fortune will cause each of its employees and each of the employees of the other members of the Fortune Group to revoke or withdraw their express written authority, if any, to act on behalf of any ACCO Group entity as an agent or representative therefor after the Time of Distribution. ACCO will cause each of its employees and each of the employees of the other members of the ACCO Group to revoke or withdraw their express written authority, if any, to act on behalf of any Fortune Group entity as an agent or representative therefor after the Time of Distribution.

Section 2.07 Third Party Indebtedness. Fortune will reimburse or otherwise satisfy all indebtedness for borrowed money, if any, owed by the ACCO Group to third parties (other than the Fortune Group) and outstanding as of the close of business on the day immediately preceding the date hereof.

ARTICLE III

THE DISTRIBUTION

Section 3.01 The Distribution.

(a) Subject to Section 3.03, the Fortune Board will establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution, including authorizing Fortune to pay the Distribution immediately prior to the Effective Time by delivery to the Distribution Agent, for the benefit of holders of record of Fortune Common Stock (excluding treasury shares held by Fortune) as of the Record Date, of all of the Distribution Shares, and Fortune will instruct the Distribution Agent to make book-entry credits on the Distribution Date or as soon thereafter as practicable in the name of each holder of record of Fortune Common Stock (excluding treasury shares held by Fortune) as of the Record Date for a number of shares of ACCO Common Stock equal to the product of (i) the aggregate number of shares of Fortune Common Stock so held by such holder of record as of the Record Date (excluding treasury shares held by Fortune), multiplied by (ii) the Distribution Ratio. Immediately after the Time of Distribution and prior to the Effective Time, the shares of ACCO Common Stock shall not be transferable and the transfer agent for the ACCO Common Stock shall not transfer any shares of ACCO Common Stock. The Distribution will be deemed to be effective as of the Time of Distribution upon written authorization from Fortune to the Distribution Agent to proceed as set forth in this Section 3.01(a).

(b) Fortune and ACCO each will provide to the Distribution Agent all information (including information necessary to make appropriate book-entry credits) and share certificates, in each case, as may be required in order to complete the Distribution.

Section 3.02 Cooperation Prior to the Distribution. Prior to the Distribution:

(a) Fortune and ACCO will prepare the Information Statement which will include appropriate disclosure concerning ACCO, its business, operations and management, the Distribution and such other matters as Fortune may determine and as may be required by law. Fortune will mail to the holders of Fortune Common Stock the Information Statement prior to the Distribution.

(b) Fortune and ACCO will take all such action as may be necessary or appropriate under the securities or “blue sky” laws of the states or other political subdivisions of the United States and the securities laws of any applicable foreign countries or other political subdivisions thereof in connection with the transactions contemplated by this Agreement.

Section 3.03 Conditions to the Distribution. In no event will the Distribution occur prior to such time as each of the following conditions shall have been satisfied or shall have been waived by the Fortune Board:

(a) no Applicable Laws shall have been adopted, promulgated or enforced by any Governmental Entity, and no Injunction shall be in effect, having the effect of making the Distribution illegal or otherwise prohibiting consummation of the Distribution;

(b) no proceeding initiated by any Governmental Entity seeking, and which is reasonably likely to result in the granting of, an Injunction having the effect of making the Distribution illegal or otherwise prohibiting consummation of the Distribution shall be pending; and

(c) each condition to the closing of the Merger Agreement set forth in Article VIII thereof, other than the condition set forth in Section 8.1(h) thereof as to the consummation of the Distribution, shall have been fulfilled or waived by the party for whose benefit such condition exists.

Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to cause the conditions set forth in Sections 3.03(a) and 3.03(b) to be satisfied as promptly as reasonably practicable; provided that neither party will be required to waive any condition.

Section 3.04 Waiver of Conditions. Any or all of the conditions set forth in Section 3.03 may be waived, in whole or in part, in the sole discretion of the Fortune Board; provided, however, that unless the Merger Agreement shall have been terminated in accordance with its terms, any waiver of the conditions set forth in Section 3.03(a) or 3.03(b) shall be subject to the prior written consent of GBC (which consent will not be unreasonably withheld, delayed or conditioned). The conditions set forth in Section 3.03 are for the sole benefit of Fortune and shall not give rise to or create any duty on the part of Fortune or the Fortune Board to waive or not waive any such conditions.

Section 3.05 Disclosure. If at any time after the date hereof either of the parties shall become aware of any circumstances that will or could reasonably be expected to prevent any or all of the conditions contained in Section 3.03 from being satisfied, it will promptly give to the other party written notice of those circumstances.

ARTICLE IV

MUTUAL RELEASE; INDEMNIFICATION

Section 4.01 Mutual Release. Effective as of the Time of Distribution and except as otherwise specifically set forth in the Transaction Agreements, each of Fortune, on behalf of itself and each of the Fortune Subsidiaries, on the one hand, and ACCO, on behalf of itself and each of its Subsidiaries, on the other hand, hereby releases and forever discharges the other party and its Subsidiaries, and its and their respective officers, directors, agents, record and beneficial security holders (including trustees and beneficiaries of trusts holding such securities), advisors and Representatives (in each case, in their respective capacities as such) and their respective heirs, executors, administrators, successors and assigns, of and from all debts, demands, actions, causes of action, suits, accounts, covenants, contracts, agreements, damages, claims and Liabilities whatsoever of every name and nature, both in law and in equity, which the releasing party has or ever had or ever will have, which arise out of or relate to events, circumstances or actions taken by such other party occurring or failing to occur or any conditions existing at or prior to the Time of Distribution; provided, however, that the foregoing general release shall not apply to (i) any Liabilities or other obligations (including Liabilities with respect to payment, reimbursement, indemnification or contribution) under the Merger Agreement and the Transaction Agreements, any Contracts contemplated thereby or any Contracts set forth on Schedule 1.01(g) hereto, or assumed, transferred, assigned, allocated or arising under any of the Merger Agreement and the Transaction Agreements, any Contract contemplated thereby or any Contract set forth on Schedule 1.01(g) hereto (including any Liability that the parties may have with respect to payment, performance, reimbursement, indemnification or contribution pursuant to the Merger Agreement or any Transaction Agreement, any Contract contemplated thereby or any Contract set forth on Schedule 1.01(g) hereto for claims brought against the parties by third Persons or any Indemnitee), and the foregoing release will not affect any party’s right to enforce the Merger Agreement and the Transaction Agreements, the Contracts contemplated thereby and the Contracts set forth on Schedule 1.01(g) hereto in accordance with their terms or (ii) any Liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01 (provided, that the parties agree not to bring suit or permit any of their Subsidiaries to bring suit against any member of the other Group with respect to any Liability to the extent such member of the other Group would be released with respect to such Liability by this Section 4.01 but for this clause (ii)).

Section 4.02 Indemnification by Fortune. Subject to the provisions of this Article IV, from and after the Time of Distribution Fortune shall indemnify, defend and hold harmless the ACCO Indemnitees from and against, and pay or reimburse, as the case may be, the ACCO Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any ACCO Indemnitee based upon, arising out of or relating to the following:

(a) the Fortune Liabilities (including the failure by Fortune or any other member of the Fortune Group to pay, perform or otherwise discharge the Fortune Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution; or

(b) the enforcement by the ACCO Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.02.

Section 4.03 Indemnification by ACCO. Subject to the provisions of this Article IV, from and after the Time of Distribution ACCO shall indemnify, defend and hold harmless the Fortune Indemnitees from and against, and pay or reimburse, as the case may be, the Fortune Indemnitees for, all Indemnifiable Losses, as incurred, suffered by any Fortune Indemnitee based upon, arising out of or relating to the following:

(a) the ACCO Liabilities (including the failure by ACCO or any other member of the ACCO Group to pay, perform or otherwise discharge the ACCO Liabilities in accordance with their terms), whether such Indemnifiable Losses are based upon, arise out of or relate to events, occurrences, actions, omissions, facts, circumstances or conditions occurring, existing or asserted before, at or after the Time of Distribution; or

(b) the enforcement by the Fortune Indemnitees of their rights to be indemnified, defended and held harmless under this Section 4.03.

Section 4.04 Limitations on Indemnification Obligations.

(a) The amount which any party (an “Indemnifying Party”) is or may be required to pay to an Indemnitee in respect of Indemnifiable Losses or other Liability for which indemnification is provided under this Agreement shall be reduced by any amounts actually received (including Insurance Proceeds actually received) by or on behalf of such Indemnitee (net of increased insurance premiums and charges related directly and solely to the related Indemnifiable Losses and costs and expenses (including reasonable legal fees and expenses) incurred by such Indemnitee in connection with seeking to collect and collecting such amounts) in respect of such Indemnifiable Losses or other Liability (such net amounts are referred to herein as “Indemnity Reduction Amounts”). If any Indemnity Reduction Amounts are received by or on behalf of an Indemnitee in respect of an Indemnifiable Loss for which indemnification is provided under this Agreement after the full amount of such Indemnifiable Loss has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such Indemnifiable Loss and such Indemnity Reduction Amounts exceed the remaining unpaid balance of such Indemnifiable Loss, then the Indemnitee shall promptly remit to the Indemnifying Party an amount equal to the excess (if any) of (A) the amount theretofore paid by the Indemnifying Party in respect of such Indemnifiable Loss, over (B) the amount of the indemnity payment that would have been due if such Indemnity Reduction Amounts in respect thereof had been received before the indemnity payment was made. An insurer or other third party who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provisions hereof, have any subrogation rights with respect thereto, it being expressly understood and agreed that no insurer or any other third party shall be entitled to any benefit they would not be entitled to receive in the absence of the indemnification provisions by virtue of the indemnification provisions hereof.

(b) In determining the amount of any Indemnifiable Losses, such amount shall be (i) reduced to take into account any net Tax benefit realized by the Indemnitee arising from the incurrence or payment by the Indemnitee of such Indemnifiable Losses and (ii) increased to take into account any net Tax cost incurred by the Indemnitee as a result of the receipt or accrual of payments hereunder (grossed-up for such increase), in each case determined by treating the Indemnitee as recognizing all other items of income, gain, loss, deduction or credit before recognizing any item arising from such Indemnifiable Losses. It is the intention of the parties to this Agreement that indemnity payments made pursuant to this Agreement are to be treated as relating back to the Distribution as an adjustment to capital (i.e., capital contribution or distribution), and the parties shall not take any position inconsistent with such intention before any Tax Authority (as defined in the Fortune/ACCO Tax Allocation Agreement), except to the extent that a final determination (as defined in Section 1313 of the Code) with respect to the recipient party causes any such payment not to be so treated.

Section 4.05 Procedures Relating to Indemnification.

(a) If a claim or demand is made against an Indemnitee, or an Indemnitee shall otherwise learn of an assertion, by any Person who is not a party to this Agreement (or an Affiliate thereof) as to which an Indemnifying Party may be obligated to provide indemnification pursuant to this Agreement (a “Third Party Claim”), such Indemnitee will notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim reasonably promptly after becoming aware of such Third Party Claim; provided, however, that failure to give such notification will not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnitee will deliver to the Indemnifying Party, promptly after the Indemnitee’s receipt thereof, copies of all material notices and documents (including court papers) received or transmitted by the Indemnitee relating to the Third Party Claim.

(b) If a Third Party Claim is made against an Indemnitee, the Indemnifying Party will be entitled to participate in or to assume the defense thereof (in either case, at the expense of the Indemnifying Party) with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that if in the Indemnitee’s reasonable judgment a conflict of interest exists in respect of such claim or if the Indemnifying Party shall have assumed responsibility for such claim with any reservations or exceptions, such Indemnitee will have the right to employ separate counsel reasonably satisfactory to the Indemnifying Party to represent such Indemnitee and in that event the reasonable fees and expenses of such separate counsel (but not more than one separate counsel for all Indemnitees similarly situated) shall be paid by such Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood that the Indemnifying Party will control such defense. The Indemnifying Party will be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party will promptly supply to the Indemnitee copies of all material correspondence and documents relating to or in connection with such Third Party Claim and keep the Indemnitee fully informed of all material developments relating to or in connection with such Third Party Claim (including providing to the Indemnitee on request updates and summaries as to the status thereof). If the Indemnifying Party chooses to defend a Third Party Claim, the parties hereto will cooperate in the defense thereof (such cooperation to be at the expense, including reasonable legal fees and expenses, of the Indemnifying Party), which cooperation shall include the retention in accordance with this Agreement and (upon the Indemnifying Party’s request) the provision to the Indemnifying Party of records and information which are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(c) No Indemnifying Party will consent to any settlement, compromise or discharge (including the consent to entry of any judgment) of any Third Party Claim without the Indemnitee’s prior written consent (which consent will not be unreasonably withheld); provided, that if the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of such Third Party Claim which the Indemnifying Party may recommend and which by its terms obligates the Indemnifying Party to pay the full amount of Indemnifiable Losses in connection with such Third Party Claim and unconditionally and irrevocably releases the Indemnitee and its Affiliates completely from all Liability in connection with such Third Party Claim; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge (x) that provides for injunctive or other nonmonetary relief affecting the Indemnitee or any of its Affiliates or (y) that, in the reasonable opinion of the Indemnitee, would otherwise materially adversely affect the Indemnitee or any of its Affiliates. Whether or not the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnitee will not (unless required by law) admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party’s prior written consent (which consent will not be unreasonably withheld).

(d) Any claim on account of Indemnifiable Losses which does not involve a Third Party Claim will be asserted by reasonably prompt written notice given by the Indemnitee to the Indemnifying Party from whom such indemnification is sought. The failure by any Indemnitee so to notify the Indemnifying Party will not relieve the Indemnifying Party from any liability which it may have to such Indemnitee under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure.

(e) In the event of payment in full by an Indemnifying Party to any Indemnitee in connection with any Third Party Claim, such Indemnifying Party will be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other Person. Such Indemnitee will cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

Section 4.06 Remedies Cumulative. Subject to the provisions of Section 7.05, the remedies provided in this Article IV shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.07 Survival of Indemnities. The obligations of each of Fortune and ACCO under this Article IV will not terminate at any time and will survive the sale or other transfer by any party of any assets or businesses or the assignment by any party of any Liabilities.

Section 4.08 Exclusivity of Fortune/ACCO Tax Allocation Agreement. Notwithstanding anything in this Agreement to the contrary, the Fortune/ACCO Tax Allocation Agreement will be the exclusive agreement among the parties with respect to all Tax matters, including indemnification in respect of Tax matters.

ARTICLE V

CERTAIN OTHER MATTERS

Section 5.01 Insurance.

(a) Coverage. Subject to the provisions of this Section 5.01, coverage of ACCO and its Subsidiaries under all Policies shall cease as of the Time of Distribution. From and after the Time of Distribution, ACCO and its Subsidiaries will be responsible for obtaining and maintaining all insurance coverages in their own right. All Policies will be retained by Fortune and the Fortune Subsidiaries, together with all rights, benefits and privileges thereunder (including the right to receive any and all return premiums with respect thereto), except that ACCO will have the rights in respect of Policies to the extent described in Section 5.01(b).

(b) Rights Under Shared Policies. From and after the Time of Distribution, ACCO and its Subsidiaries will have no rights with respect to any Policies, except that (i) ACCO will have the right to assert claims (and Fortune will use commercially reasonable efforts to assist ACCO in asserting claims) for any loss, liability or damage with respect to the ACCO Business under Shared Policies with third-party insurers which are “occurrence basis” insurance policies (“Occurrence Basis Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Occurrence Basis Policies and agreements relating thereto so allow and (ii) ACCO will have the right to continue to prosecute claims with respect to the ACCO Business properly asserted with the insurer prior to the Time of Distribution (and Fortune will use commercially reasonable efforts to assist ACCO in connection therewith) under Shared Policies with third-party insurers which are insurance policies written on a

“claims made” basis (“Claims Made Policies”) arising out of insured incidents occurring from the date coverage thereunder first commenced until the Time of Distribution to the extent that the terms and conditions of any such Claims Made Policies and agreements relating thereto so allow, provided, that in the case of both clauses (i) and (ii) above, (A) all of Fortune’s and each Fortune Subsidiary’s reasonable costs and expenses incurred in connection with the foregoing are promptly paid by ACCO, (B) Fortune and the Fortune Subsidiaries may, at any time, without liability or obligation to ACCO or any of its Subsidiaries (other than as set forth in Section 5.01(c)), amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Occurrence Basis Policies or Claims Made Policies (and such claims shall be subject to any such amendments, commutations, terminations, buy-outs, extinguishments and modifications), (C) such claims will be subject to (and recovery thereon will be reduced by the amount of) any applicable deductibles, retentions or self-insurance provisions, (D) such claims will be subject to (and recovery thereon will be reduced by the amount of) any payment or reimbursement obligations of Fortune, any Fortune Subsidiary or any Affiliate of Fortune or any Fortune Subsidiary in respect thereof and (E) such claims will be subject to exhaustion of existing aggregate limits. Fortune’s obligation to use commercially reasonable efforts to assist ACCO in asserting claims under applicable Shared Policies will include using commercially reasonable efforts in assisting ACCO to establish its right to coverage under such Shared Policies (so long as all of Fortune’s reasonable out-of-pocket costs and expenses in connection therewith are promptly paid by ACCO). None of Fortune or the Fortune Subsidiaries will bear any Liability for the failure of an insurer to pay any claim under any Shared Policy. It is understood that any Claims Made Policies will not provide any coverage to ACCO and its Subsidiaries for incidents occurring prior to the Time of Distribution but which are asserted with the insurance carrier after the Time of Distribution.

(c) Fortune Actions. In the event that after the Time of Distribution Fortune or any Fortune Subsidiary proposes to amend, commute, terminate, buy-out, extinguish liability under or otherwise modify any Shared Policies under which ACCO has rights to assert claims pursuant to Section 5.01(b) in a manner that would adversely affect any such rights of ACCO, (i) Fortune will give ACCO prior notice thereof and consult with ACCO with respect to such action (it being understood that the decision to take any such action will be in the sole discretion of Fortune) and (ii) Fortune will pay to ACCO its equitable share (which shall be mutually agreed upon by Fortune and ACCO, acting reasonably, based on the amount of premiums paid by or allocated to the ACCO Business in respect of the applicable Shared Policy), if any, of any net proceeds actually received by Fortune from the insurer under the applicable Shared Policy as a result of such action by Fortune (after deducting Fortune’s reasonable costs and expenses incurred in connection with such action).

(d) Administration. From and after the Time of Distribution:

(i) Fortune or a Fortune Subsidiary, as appropriate, will be responsible for the Claims Administration with respect to claims of Fortune and the Fortune Subsidiaries under Shared Policies; and

(ii) ACCO or a Subsidiary of ACCO, as appropriate, will be responsible for the Claims Administration with respect to claims of ACCO and the ACCO Subsidiaries under Shared Policies.

(e) Insurance Premiums. From and after the Time of Distribution, Fortune will pay all premiums, taxes, assessments or similar charges (retrospectively-rated or otherwise) as required under the terms and conditions of the respective Shared Policies in respect of periods prior to the Time of Distribution, whereupon ACCO will upon the request of Fortune, forthwith reimburse Fortune for that portion of such premiums and other payments paid by Fortune as are reasonably determined by Fortune to be attributable to the ACCO Business.

(f) Agreement for Waiver of Conflict and Shared Defense. In the event that a Shared Policy provides coverage for both Fortune and/or a Fortune Subsidiary, on the one hand, and ACCO and/or a Subsidiary of ACCO, on the other hand, relating to the same occurrence, Fortune and ACCO agree to defend jointly and to waive any conflict of interest necessary to the conduct of that joint defense. Nothing in this Section 5.01(f) will be construed to limit or otherwise alter in any way the indemnity obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

Section 5.02 Use of Names

(a) Any material showing any affiliation or connection of Fortune or any member of the Fortune Group with ACCO or any member of the ACCO Group shall not be used by Fortune or any member of the Fortune Group after the Distribution Date, except that the restrictions contained in this Section 5.02(a) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, neither Fortune nor any Fortune Subsidiary shall represent to third parties that any of them is affiliated or connected with ACCO or any member of the ACCO Group.

(b) Subject to Section 5.02(c) below, any material showing any affiliation or connection of ACCO or any member of the ACCO Group with Fortune or any member of the Fortune Group shall not be used by ACCO or any member of the ACCO Group after the Distribution Date, except that the restrictions contained in this Section 5.02(b) shall not apply to filings, reports and other documents required by applicable law or regulations of securities exchanges to be filed and/or made publicly available. On and after the Distribution Date, neither ACCO nor any Subsidiary of ACCO shall represent to third parties that any of them is affiliated or connected with Fortune or any member of the Fortune Group.

(c) The parties agree that, during the period from the Distribution Date until 90 days after the Distribution Date (the “Sell-off Period”), ACCO and its Subsidiaries shall be entitled to continue to use all trademarks or other source identifiers owned by Fortune (the “Fortune Trademarks”) to the extent that such Fortune Trademarks are contained as of the Distribution Date on any business cards, schedules, stationery, displays, signs, promotional materials, manuals, forms, computer software and other material used in the ACCO Business, without any obligation on the part of ACCO or its Subsidiaries to pay royalties or similar fees to Fortune during the Sell-off Period. ACCO agrees that, upon termination of the Sell-off Period, ACCO and its Subsidiaries shall cease and desist from all further use of the Fortune Trademarks except to the extent that such use is a “fair use” as a matter of law or as permitted under Section 5.02(b).

Section 5.03 Non-Solicitation of Employees.

(a) Fortune agrees not to (and to cause the other members of the Fortune Group not to) solicit, recruit or hire any employee of ACCO or any other member of the ACCO Group for a period of twelve months following the Distribution Date or until six months after such employee’s employment with ACCO or any other member of the ACCO Group terminates, whichever occurs first.

(b) ACCO agrees not to (and to cause the other members of the ACCO Group not to) solicit, recruit or hire any employee of Fortune or any other member of the Fortune Group for a period of twelve months following the Distribution Date or until six months after such employee’s employment with Fortune or any other member of the Fortune Group terminates, whichever occurs first.

(c) Notwithstanding the foregoing (but subject to the restriction on hiring), such prohibitions on solicitation do not restrict general recruitment efforts carried out through a public or general solicitation.

Section 5.04 Subsequent Transfers. In the event that following the Distribution Date a member of the Fortune Group possesses any assets, rights or properties used primarily or held for use primarily by a member of the ACCO Group in the conduct of its businesses as conducted as of the date hereof (except (i) for assets, rights and properties provided by members of the Fortune Group pursuant to the Transition Services Agreement, (ii) for assets, rights and properties set forth on Schedule 5.3(j) to the Merger Agreement or (iii) as otherwise contemplated by the Transaction Agreements) and ACCO notifies Fortune thereof prior to the one-year anniversary of the Distribution Date, Fortune shall cause the prompt transfer of such assets, rights or properties to ACCO.

ARTICLE VI

ACCESS TO INFORMATION

Section 6.01 Provision of Corporate Records. Prior to or as promptly as practicable after the Time of Distribution, Fortune shall deliver to ACCO copies of all minute books and other records of meetings of the Board of Directors, committees of the Board of Directors and stockholders of the ACCO Group, all corporate books and records and other Data and Records of the ACCO Group in its possession and the relevant portions (or copies thereof) of all corporate books and records of the Fortune Group relating directly and primarily to the ACCO Business, including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books, records and copies shall be the property of ACCO. Except as may otherwise be provided in the Transition Services Agreement, prior to or as promptly as practicable after the Time of Distribution, ACCO shall deliver to Fortune all corporate books and records and other Data and Records of the Fortune Group in ACCO’s possession (other than the books, records and copies described in the first sentence of this Section 6.01) and the relevant portions (or copies thereof) of all corporate books and records of the ACCO Group relating directly and primarily to the Fortune Business, including, in each case, all active agreements and active litigation files. From and after the Time of Distribution, all such books, records and copies shall be the property of Fortune.

Section 6.02 Access to Information.

(a) From and after the Time of Distribution, Fortune will, and will cause each Fortune Subsidiary to, to the extent that such information has not previously been delivered pursuant to Section 6.01, afford to ACCO and its Representatives (at ACCO’s expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within Fortune’s possession or control or in the possession or control of a Fortune Subsidiary relating to ACCO, any Subsidiary of ACCO or the ACCO Business, insofar as such access is reasonably required by ACCO or any Subsidiary of ACCO, subject to the provisions below regarding Privileged Information.

(b) From and after the Time of Distribution, ACCO will, and will cause each of its Subsidiaries to, to the extent that such information has not previously been delivered pursuant to Section 6.01, afford to Fortune and its Representatives (at Fortune’s expense) reasonable access and duplicating rights during normal business hours and upon reasonable advance notice to all Information within ACCO’s possession or control or in the possession or control of a Subsidiary of ACCO relating to Fortune, any

Fortune Subsidiary or the Fortune Business, insofar as such access is reasonably required by Fortune or any Fortune Subsidiary, subject to the provisions below regarding Privileged Information.

(c) Without limiting the foregoing, Information may be requested under this Article VI for audit, accounting, claims, litigation, insurance, environmental and safety and tax purposes, as well as for purposes of fulfilling disclosure and reporting obligations and for performing this Agreement and the transactions contemplated hereby.

In furtherance of the foregoing:

(i) Each party acknowledges that (A) each of Fortune and ACCO (and the members of the Fortune Group and the ACCO Group, respectively) has or may obtain Privileged Information; (B) there are or may be a number of Actions affecting one or more of the members of the Fortune Group and the ACCO Group; (C) the parties may have a common legal interest in Actions, in the Privileged Information, and in the preservation of the confidential status of the Privileged Information; and (D) each of Fortune and ACCO intends that the transactions contemplated by the Transaction Agreements and any transfer of Privileged Information in connection therewith shall not operate as a waiver of any potentially applicable privilege.

(ii) Each of Fortune and ACCO agrees, on behalf of itself and each member of the Group of which it is a member, not to disclose or otherwise waive any privilege attaching to any Privileged Information relating to the business of the other Group without providing prompt written notice to and obtaining the prior written consent of the other, which consent will not be unreasonably withheld. In the event of a disagreement between any member of the Fortune Group and/or any member of the ACCO Group concerning the reasonableness of withholding such consent, no disclosure will be made prior to a final, nonappealable resolution of such disagreement by a court of competent jurisdiction.

(iii) Upon any member of the Fortune Group or any member of the ACCO Group receiving any subpoena or other compulsory disclosure notice from a court, other Governmental Entity or otherwise which requests disclosure of Privileged Information, in each case relating to the business of the other Group, the recipient of the notice will promptly provide to the other party (following the notice provisions set forth herein) a copy of such notice, the intended response, and all materials or information relating to the other Group that might be disclosed. In the event of a disagreement as to the intended response or disclosure, unless and until the disagreement is resolved as provided in Section 6.02(c)(ii), the parties will cooperate to assert all defenses to disclosure claimed by either Group, at the cost and expense of the Group claiming such defense to disclosure, and shall not disclose any disputed documents or information until all legal defenses and claims of privilege have been finally determined.

Section 6.03 Production of Witnesses. Subject to Section 6.02, after the Time of Distribution, each of Fortune and ACCO will, and will cause each member of the Fortune Group and the ACCO Group, respectively, to, make available to the other party and members of such other party’s Group, upon written request and at the cost and expense of the party so requesting, its directors, officers, employees and agents as witnesses to the extent that any such Person may reasonably be required (giving consideration to business demands of such directors, officers, employees and agents) in connection with any Actions or other proceedings in which the requesting party may from time to time be involved, provided that the same shall not unreasonably interfere with the conduct of business by the Group of which the request is made.

Section 6.04 Retention of Records. Except as otherwise required by law or agreed to by the parties in writing, if any Information relating to the business, assets or Liabilities of a member of a Group is retained by a member of the other Group, each of Fortune and ACCO will, and will cause the members of the Group of which it is a member to, retain for the period required by the applicable Fortune records retention policy in effect immediately prior to the Time of Distribution all such Information in such Group’s possession or under its control. In addition, after the expiration of such required retention period, if any member of either Group wishes to destroy or dispose of any such Information, prior to destroying or disposing of any of such Information, (i) Fortune or ACCO, on behalf of the member of its Group that is proposing to destroy or dispose of any such Information, will provide no less than 30 days’ prior written notice to the other party, specifying in reasonable detail the Information proposed to be destroyed or disposed of, and (ii) if, prior to the scheduled date for such destruction or disposal, the recipient of such notice requests in writing that any of the Information proposed to be destroyed or disposed of be delivered to such requesting party, the party whose Group is proposing to destroy or dispose of such Information promptly will arrange for the delivery of the requested Information to a location specified by, and at the expense of, the requesting party.

Section 6.05 Confidentiality. Subject to the provisions of Section 6.02, which shall govern Privileged Information, for a five-year period after the Time of Distribution, each of Fortune and ACCO shall hold, and shall use reasonable efforts to cause members of its Group and its and their Representatives to hold, in strict confidence all Information concerning the other party’s Group or any of its operations, employees, assets or Liabilities, in its possession or control (including Information known to its employees or agents) or furnished to it by such other party’s Group pursuant to the Transaction Agreements or the transactions contemplated thereby and will not use such Information or release or disclose such Information to any other Person, except members of its Group and its and their Representatives, who will be bound by the provisions of this Section 6.05; provided, however, that any member of the Fortune Group or the ACCO Group may disclose such Information to the extent that (a) disclosure is compelled by judicial or administrative process or, in the opinion of such Person’s counsel, by other requirements of law (in which case the party required to make such disclosure will notify the other party as soon as practicable of such obligation or requirement and cooperate with the other party to limit the Information required to be disclosed and to obtain a protective order or other appropriate remedy with respect to the Information ultimately disclosed) or (b) such Person can show that such Information was (i) available to such Person on a nonconfidential basis (other than from a member of the other party’s Group) prior to its disclosure by such Person, (ii) in the public domain through no fault of such Person or (iii) lawfully acquired by such Person from another source after the time that it was furnished to such Person by the other party’s Group, and not acquired from such source subject to any confidentiality obligation on the part of such source known to the acquiror, or on the part of the acquiror. Each party acknowledges that it will be liable for any breach of this Section 6.05 by its Representatives to whom such Information is disclosed by such party. Notwithstanding the foregoing, each of Fortune and ACCO will be deemed to have satisfied its obligations under this Section 6.05 with respect to preserving the confidentiality of any Information (other than Privileged Information) if it exercises the same care with regard to such Information as it takes to preserve confidentiality for its own similar Information.

ARTICLE VII

MISCELLANEOUS

Section 7.01 Entire Agreement; Construction. This Agreement, the Merger Agreement and the Ancillary Agreements, including any annexes, schedules and exhibits hereto or thereto, and other agreements and documents referred to herein and therein, will together constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and will supersede all prior negotiations, agreements and understandings of the parties of any nature, whether oral or written, with respect to such subject matter. Notwithstanding any other provisions in the Transaction Agreements to the contrary, in the event and to the extent that there is a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, the provisions of such Ancillary Agreement will control.

Section 7.02 Survival of Agreements. Except as otherwise contemplated by the Transaction Agreements, all covenants and agreements of the parties contained in the Transaction Agreements will remain in full force and effect and survive the Time of Distribution.

Section 7.03 Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and to be performed entirely within such State, without regard to the conflicts of law principles of such State.

Section 7.04 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally, (ii) upon confirmation of receipt if delivered by telecopy or telefacsimile, (iii) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service or (iv) on the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)	If to Fortune to

Fortune Brands, Inc.

300 Tower Parkway

Lincolnshire, Illinois 60069

Fax:          (847) 484-4490

Attention: Mark A. Roche, Esq.

with a copy to

Chadbourne & Parke LLP

30 Rockefeller Plaza

New York, New York 10112

Fax:          (212) 541-5369

Attention: Edward P. Smith, Esq.

                   A. Robert Colby, Esq.

(b)	If to ACCO to

ACCO World Corporation

300 Tower Parkway

Lincolnshire, Illinois 60069

Fax:          (847) 484-4495

Attention: President

with a copy (prior to the Time of Distribution, provided the Merger

Agreement has not been terminated in accordance with its terms) to:

GBC Corporation

One GBC Plaza

Northbrook, Illinois 60062

Fax:          (847) 272-4763

Attention: Steven Rubin, Esq.

Section 7.05 Expenses. All costs and expenses related to the negotiation, preparation, execution and delivery of this Agreement, the Merger Agreement and the Ancillary Agreements, the carrying into effect of the Distribution and the consummation of the transactions contemplated hereby and thereby shall be paid by ACCO.

Section 7.06 Consent to Jurisdiction. Each of Fortune and ACCO irrevocably agrees that any legal action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof, the breach, performance, validity or invalidity hereof or for recognition and enforcement of any judgment in respect hereof brought by another party hereto or its successors or permitted assigns may be brought and determined in any federal or state court located in the State of Delaware, and each of Fortune and ACCO hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts. Each of Fortune and ACCO hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, the transactions contemplated hereby, any provision hereof or the breach, performance, enforcement, validity or invalidity hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by Applicable Laws, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 7.07 Amendments. This Agreement cannot be amended, modified or supplemented except by a written agreement executed by Fortune and ACCO; provided, that unless the Merger Agreement shall have been terminated in accordance with its terms, any such amendment, modification or supplement executed prior to the Time of Distribution shall be subject to the prior written consent of GBC (which consent will not be unreasonably withheld, delayed or conditioned).

Section 7.08 Assignment. Neither party to this Agreement will convey, assign or otherwise transfer any of its rights or obligations under this Agreement, in whole or in part, without the prior written consent of the other party in its sole and absolute discretion. Any conveyance, assignment or transfer requiring the prior written consent of the other party pursuant to this Section 7.08 which is made without such consent will be void ab initio. No assignment of this Agreement will relieve the assigning party of its obligations hereunder.

Section 7.09 Captions; Currency. The article, section and paragraph captions herein and the table of contents hereto are for convenience of reference only, do not constitute part of this Agreement and will not be deemed to limit or otherwise affect any of the provisions hereof. Unless otherwise specified, all references herein to numbered articles or sections are to articles and sections of this Agreement and all references herein to schedules are to schedules to this Agreement. Unless otherwise specified, all references contained in this Agreement, in any schedule referred to herein or in any instrument or document delivered pursuant hereto to dollars or “$” shall mean United States Dollars.

Section 7.10 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby. If the economic or legal substance of the transactions contemplated hereby is affected in any manner adverse to any party as a result thereof, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

Section 7.11 Parties in Interest. This Agreement is binding upon and is for the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement is not made for the benefit of any Person not a party hereto, and no Person other than the parties hereto or their respective successors and permitted assigns will acquire or have any benefit, right, remedy or claim under or by reason of this Agreement, except that (i) the provisions of Sections 4.02 and 4.03 hereof shall inure to the benefit of the Persons referred to therein and (ii) the provisions of the first sentence of Section 3.04, Section 7.04(b), Section 7.07, this sentence of Section 7.11 and the second sentence of Section 7.13 shall inure to the benefit of GBC.

Section 7.12 Schedules. All schedules attached hereto are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Capitalized terms used in the schedules hereto but not otherwise defined therein will have the respective meanings assigned to such terms in this Agreement.

Section 7.13 Waivers; Remedies. Any agreement on the part of a party hereto to any waiver of any provision of this Agreement shall be valid only if set forth in a written instrument signed on behalf of such party. In addition, subject to the provisions of Section 3.04, prior to the Time of Distribution, unless the Merger Agreement shall have been terminated in accordance with its terms, any such waiver by ACCO shall be subject to the prior written consent of GBC (which consent will not be unreasonably withheld, delayed or conditioned). No failure or delay on the part of either Fortune or ACCO in exercising any right, power or privilege hereunder will operate as a waiver thereof, nor will any waiver on the part of either Fortune or ACCO of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder, nor will any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder. Subject to Section 7.05, the rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies which the parties may otherwise have at law or in equity.

Section 7.14 Further Assurances. From time to time after the Time of Distribution, as and when requested by either party hereto, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such actions as the requesting party may reasonably request to consummate the transactions contemplated by the Transaction Agreements.

Section 7.15 Counterparts. This Agreement may be executed in separate counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts will together constitute the same agreement.

Section 7.16 Performance. Fortune will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Fortune Subsidiary. ACCO will cause to be performed and hereby guarantees the performance of all actions, agreements and obligations set forth herein to be performed by any Subsidiary of ACCO.

Section 7.17 Interpretation. Any reference herein to any federal, state, local, or foreign law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. For the purposes of this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms “hereof”, “herein”, and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement and (c) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties as of the date first hereinabove written.

FORTUNE BRANDS, INC.

By:	/s/ Christopher J. Klein
Name:	Christopher J. Klein
Title:	Senior Vice President

ACCO WORLD CORPORATION

By:	/s/ Neal Fenwick
Name:	Neal Fenwick
Title:	Executive Vice President - Finance and Administration